Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-133033 of Nanometrics Incorporated on Form S-4 of our report dated March 29, 2004, relating to the financial statements and financial statement schedule of Nanometrics Incorporated for the year ended January 3, 2004, appearing in the Annual Report on Form 10-K of Nanometrics Incorporated for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

May 19, 2006